UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2017

Dextera Surgical Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

On November 29, 2017, Dextera Surgical Inc. received from the staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) a letter notifying Dextera that the bid price of its common stock had closed at less than $1 over the previous 30 consecutive trading days and, as a result, did not comply with Listing Rule 5550(a)(2) (the “Rule”). Dextera previously had been notified that it was not in compliance with the Rule and had been provided with 180 days to regain compliance with the Rule, which 180 days ended on November 28, 2017.

The letter further stated that Dextera is not eligible for a second 180-day period to regain compliance with the Rule due to its failure to comply with the Nasdaq minimum stockholders’ equity requirement of $5 million for initial listing on the Nasdaq Capital Market, which serves as an additional basis for delisting Dextera’s common stock from Nasdaq.

Dextera has an appeal scheduled with the Nasdaq Hearings Panel regarding its failure to comply with the Nasdaq minimum stockholders’ equity requirement, and the Nasdaq letter states that the Nasdaq Hearings Panel will consider Dextera’s failure to comply with the Rule in making its decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dextera Surgical Inc.

Date: November 29, 2017	/s/ Robert Y. Newell
Robert Y. Newell
Chief Financial Officer